Exhibit 99.1

UPC Holding B.V.

UPC Holding B.V. Provides Selected Financial

Information for the Period Ended December 31, 2008

Amsterdam, the Netherlands – February 24, 2009: UPC Holding B.V. (“UPC Holding”) is today providing selected, preliminary unaudited financial and operating information for the three months and year ended December 31, 2008. UPC Holding is an indirect wholly-owned subsidiary of Liberty Global, Inc. (“Liberty Global”) (NASDAQ: LBTYA, LBTYB and LBTYK). A copy of this press release will be posted to the Liberty Global website (www.lgi.com). In addition, UPC Holding’s consolidated financial statements are expected to be posted prior to the end of March 2009.

Highlights for the year ended December 31, 2008 as compared to the results for the same period last year (unless noted) include:

•	RGU[1] additions of 577,000, including 480,000 organic[2] RGU additions

•	Digital cable subscriber increase of over 60%, to 2.3 million RGUs

•	Revenue growth of approximately 5% to €3.5 billion

•	Operating cash flow (“OCF”)[3] growth of approximately 17% to €1.6 billion

•	OCF margin[4] of 46.5%, representing a 440 basis point improvement

•	Operating income growth of 40% to €400 million

Financial Results

For the three months and year ended December 31, 2008, we reported revenue of €883 million and €3.5 billion, respectively. These results reflect growth of 3% and 5%, respectively, as compared to the corresponding prior year periods, and were driven by a combination of organic growth, foreign currency (“FX”) changes, and acquisitions. Adjusting for both FX and acquisitions, we achieved rebased5 revenue growth of approximately 4% for both the fourth quarter and full year, as compared to the respective prior year periods.

Our Polish operation and VTR, our Chilean operation, led UPC Holding with double-digit rebased revenue growth for both the fourth quarter and full year. Additionally, these operations posted quarterly sequential improvement in their rebased growth rates in the fourth quarter. As in previous quarters, organic growth was predominantly driven by advanced service6 additions, as well as some ARPU7 improvement in certain markets. One such highlight is evident in the Netherlands, where we realized a 40% increase in incremental digital cable ARPU on a year-over-year basis. As compared to both the fourth quarter and full year 2007 results, our overall rebased growth rates have declined, primarily as a result of increased analog churn, lower net additions and product-specific ARPU compression.

For the three months and year ended December 31, 2008, we generated €421 million and €1.6 billion of OCF, respectively. These amounts reflect growth of approximately 16% and 17%, respectively, as compared to the corresponding periods in 2007. Adjusting for FX and acquisition effects, we delivered rebased OCF growth of approximately 16% and 15% for the three months and year ended December 31, 2008, respectively, as compared to the respective prior year periods. In the fourth quarter alone, five of our eleven markets, led by Poland, Switzerland and Ireland, exceeded rebased OCF growth of 15%.

Our OCF margin of 47.7% and 46.5% for the three months and year ended December 31, 2008 represented growth of 540 and 440 basis points, respectively, over the comparable periods in 2007. Specifically, our UPC Broadband Division (“UPC Broadband”) reported meaningful OCF margin expansion for the fourth quarter and full year, due largely to reductions in operating expenses as measured as a percentage of revenue. These operating expense reductions enabled several operations, including those in Ireland, Switzerland and Hungary, to also post sequential quarterly OCF margin improvements. Overall, the substantial increase in our consolidated fourth quarter and full year 2008 OCF margins continues to be driven by selling high-margin products and focusing on controlling costs and generating operational leverage.

Subscriber Statistics

At December 31, 2008, we provided our 10.5 million customers a total of 15.9 million services, consisting of 9.8 million video, 3.7 million broadband internet and 2.4 million telephony RGUs. During the fourth quarter, we grew our subscriber base by 139,000 RGUs, all by organic additions. This organic growth compares to an average of 114,000 organic additions over the previous three quarters of 2008. For the year ended December 31, 2008, we added 577,000 subscribers, including 480,000 organic RGU additions, and as a result, achieved a 4% increase to our RGU base in 2008.

A key driver of our 2008 RGU results was growth in our advanced services. For the quarter ended December 31, 2008, we achieved record organic advanced service additions of 524,000 RGUs. Generating an organic net gain of 1.7 million RGUs for the full year, this represented a 237,000 RGU or 16% improvement over 2007. This growth meaningfully contributed to our bundled penetration rates at December 31, 2008, as 34% of our customers subscribed to two or more products, of which more than half were triple-play. As compared to 2007, we increased our triple-play customer base by 21% or 322,000 customers, and overall, we increased our total bundled customer base by 14% or 435,000 customers. This increase in bundled customers contributed to full year increases of 9% for UPC Broadband’s ARPU per customer8 (in Euros), and 8% for VTR’s ARPU per customer (in Chilean pesos), as compared to 2007.

During the fourth quarter, video competition continued to impact our business, as we experienced an organic loss of 64,000 video RGUs. Nonetheless, comparing our fourth quarter results to the prior three quarters of 2008, our organic video loss in Europe was the lowest of the year. This was largely a result of improvements in our Austrian, Polish and Czech video businesses.

With 322,000 organic RGU additions during the fourth quarter, digital video, including both digital cable and DTH, remained our strongest growing business line for the fifth consecutive quarter. Digital cable performed especially well, generating a record 297,000 organic RGU additions in the fourth quarter. With 886,000 organic RGU additions in 2008, digital cable growth improved by more than 120% as compared to 2007, driven by notable improvements across almost every market. As a result, our digital cable penetration9 increased from 15% to 25% in the last twelve months. We also experienced the growing success of DVR, HD and VoD products10 as we continue to expand these services across our footprint. In the Netherlands, nearly 50% of our digital customer base subscribes to our DVR and/or HD services.

In 2008, we also continued to grow our broadband internet and telephony subscriber bases, as we added 406,000 and 372,000 organic RGUs to these respective services. During the fourth quarter, we added 110,000 and 92,000 organic broadband internet and telephony subscribers, respectively, finishing the year with broadband internet and telephony penetrations11 of 26% and 18%, respectively. As compared to 2007, we realized meaningful broadband internet penetration expansion in our central and eastern European (“CEE”) markets and VTR and increased our telephony penetration in almost all markets. Equally important, we added approximately 1 million homes serviceable to both our broadband internet and telephony footprints. Additionally, in the Netherlands, we launched next generation broadband speeds of 60 Mbps and 120 Mbps, which are now available to over 1 million homes in our Dutch footprint.

About UPC Holding

UPC Holding connects its customers to the world of entertainment, communications and information, by offering advanced video, voice and broadband internet services. As of December 31, 2008, UPC Holding operated state-of-the-art networks in Europe and Chile, serving 10.5 million customers in 11 countries.

Disclaimer

This press release contains forward-looking statements, including our expectations with respect to our future growth prospects, the timing and impact of our roll-out of digital and broadband products and services and our borrowing availability; our insight and expectations regarding competitive and economic factors in our markets; the impact of our M&A activity on our operations and financial performance; and other information and statements that are not historical facts. These forward-looking statements involve certain risks and uncertainties that could cause actual results to differ materially from those expressed or implied by these statements. These risks and uncertainties include the continued use by subscribers and potential subscribers of UPC Holding’s services and their willingness to upgrade to our more advanced offerings, our ability to meet challenges from competitive and economic factors, continued growth in services for digital television at a reasonable cost, the effects of changes in technology and regulation, our ability to achieve expected operational efficiencies and economies of scale, and our ability to generate expected revenue and operating cash flow, control capital expenditures as measured by a percentage of revenue and achieve assumed margins, the impact of our future financial performance, or market conditions generally, on the availability, terms and deployment of capital, as well as other factors detailed from time to time in Liberty Global’s filings with the Securities and Exchange Commission including Liberty Global’s most recently filed Form 10-K. These forward-looking statements speak only as of the date of this release. UPC Holding expressly disclaims any obligation or undertaking to disseminate any updates or revisions to any forward-looking statement contained herein to reflect any change in UPC Holding’s expectations with regard thereto or any change in events, conditions or circumstances on which any such statement is based.

On July 29, 2005, UPC Holding issued €500 million of 7.75% Senior Notes due 2014 and on October 10, 2005, UPC Holding issued a further €300 million of 8.63% Senior Notes due 2014. Furthermore, on April 17, 2007, Cablecom Luxembourg SCA’s €300 million Senior Notes due 2016 became the direct obligation of UPC Holding on terms substantially identical (other than as to interest, maturity and redemption) to those governing the existing UPC Holding €500 million and €300 million Senior Notes. UPC Holding is required under the terms of the indentures for the foregoing Senior Notes to provide certain financial information regarding UPC Holding to bondholders on a quarterly basis. UPC Broadband Holding B.V. (“UPC Broadband Holding”), a wholly-owned subsidiary of UPC Holding, is a borrower and UPC Holding is a guarantor of outstanding indebtedness under a senior secured credit facility (the “UPC Broadband Holding Bank Facility”) which also requires the provision of certain financial and related information to the lenders. This press release is being issued at this time, in connection with those obligations, due to the contemporaneous release by Liberty Global of its December 31, 2008 results. The financial information contained herein is preliminary and subject to change. UPC Holding presently expects to issue its consolidated financial statements prior to the end of March 2009, at which time they will be posted to the investor relations section of the Liberty Global website (www.lgi.com) under the fixed income heading. Copies will also be available from the Trustee for the Senior Notes.

For more information, please contact:

Investor Relations		Corporate Communications
Christopher Noyes	+1 303.220.6693	Bert Holtkamp	+31 20.778.9447
K.C. Dolan	+1 303.220.6686
Molly Bruce	+1 303.220.4202

[1]	Please see footnotes to the operating data table for the definition of revenue generating units (“RGUs”).
[2]	Organic figures exclude RGUs of acquired entities at the date of acquisition but include the impact of changes in RGUs from the date of acquisition. Organic figures represent additions on a net basis.
[3]	Please see page 10 for our definition of operating cash flow and a reconciliation to operating income.
[4]	OCF margin is calculated by dividing OCF by total revenue for the applicable period.
[5]

For the purposes of calculating rebased growth rates on a comparable basis for all businesses that we owned during the respective periods in 2008, we have adjusted our historical 2007 revenue and OCF to (i) include the pre-acquisition revenue and OCF of certain entities acquired during 2007 and 2008 in the respective 2007 rebased amounts to the same extent that the revenue and OCF of such entities are included in the 2008 results and (ii) reflect the translation of our 2007 rebased amounts at the applicable average exchange rates that were used to translate our 2008 results. Please see page 5 for supplemental information.

[6]	Advanced services represent our services related to digital video, including digital cable and direct-to-home (“DTH”), broadband internet and telephony.
[7]

ARPU or ARPU per RGU refers to the average monthly subscription revenue per average RGU. The amount is calculated by dividing the average monthly subscription revenue (excluding installation, late fees and mobile telephony revenue) for the indicated period, by the average of the opening and closing balances for RGUs for the period.

[8]

ARPU per customer relationship refers to the average monthly subscription revenue per average customer relationship. The amount is calculated by dividing the average monthly subscription revenue (excluding installation, late fees and mobile telephony revenue) for the indicated period, by the average of the opening and closing balances for customer relationships for the period. Customer relationships of entities acquired during the period are normalized. The growth rate for ARPU per customer relationship for UPC Broadband is not adjusted for currency impacts.

[9]	Digital cable penetration is calculated by dividing digital cable RGUs by the total of digital and analog cable RGUs.
[10]	The following abbreviations are defined as follows: DVR – digital video recorder; HD – high definition; and VoD – video-on-demand.
[11]	Broadband internet and telephony penetration is calculated by dividing the broadband internet and telephony RGUs by their respective homes serviceable.

Selected Financial Data

The following tables present preliminary revenue and operating cash flow data by reportable segment for the three months and year ended December 31, 2008, as compared to the corresponding prior year periods. All of the reportable segments derive their revenue primarily from broadband communications services, including video, voice and broadband internet services. Certain segments also provide competitive local exchange carrier and other business-to-business communications services. At December 31, 2008, our operating segments in UPC Holding provided services in eleven countries, consisting of our UPC Broadband Division in Europe and VTR in Chile. Other Central and Eastern Europe includes our operating segments in the Czech Republic, Poland, Romania, Slovakia and Slovenia.

On April 16, 2007, in connection with the refinancing of a portion of the UPC Broadband Holding Bank Facility, Cablecom Holdings GmbH and its subsidiaries became subsidiaries of UPC Broadband Holding. In connection with the same refinancing, Liberty Global’s indirect 80% interest in VTR Global Com, S.A. was also transferred to a subsidiary of UPC Broadband Holding on May 23, 2007. These transactions are considered common control transfers and UPC Holding’s 2007 results have consequently been restated to include Cablecom and VTR for all periods presented.

For purposes of calculating rebased growth rates on a comparable basis for all businesses that we owned during 2008, we have adjusted our historical revenue and OCF for the three months and year ended December 31, 2007 to (i) include the pre-acquisition revenue and OCF of certain entities acquired during 2007 and 2008 in our rebased amounts for the three months and year ended December 31, 2007 to the same extent that the revenue and OCF of such entities are included in our results for the three months and year ended December 31, 2008 and (ii) reflect the translation of our rebased amounts for the three months and year ended December 31, 2007 at the applicable average exchange rates that were used to translate our results for the three months and year ended December 31, 2008. The acquired entities that have been included in the determination of our rebased revenue and OCF for the three months ended December 31, 2007 include four small acquisitions in Europe, and for the year include Telesystems Tirol and eight small acquisitions in Europe. We have reflected the revenue and OCF of these acquired entities in our 2007 rebased amounts based on what we believe to be the most reliable information that is currently available to us (generally pre-acquisition financial statements), as adjusted for the estimated effects of (i) any significant differences between generally accepted accounting principles in the U.S. (“GAAP”) and local generally accepted accounting principles, (ii) any significant effects of post-acquisition purchase accounting adjustments, (iii) any significant differences between our accounting policies and those of the acquired entities and (iv) other items we deem appropriate. As we did not own or operate these businesses during the pre-acquisition periods, no assurance can be given that we have identified all adjustments necessary to present the revenue and OCF of these entities on a basis that is comparable to the corresponding post-acquisition amounts that are included in our historical 2008 results or that the pre-acquisition financial statements we have relied upon do not contain undetected errors. The adjustments reflected in our 2007 rebased amounts have not been prepared with a view towards complying with Article 11 of the Securities and Exchange Commission’s Regulation S-X. In addition, the rebased growth percentages are not necessarily indicative of the revenue and OCF that would have occurred if these transactions had occurred on the dates assumed for purposes of calculating our rebased 2007 amounts or the revenue and OCF that will occur in the future. The rebased growth percentages have been presented as a basis for assessing 2008 growth rates on a comparable basis, and are not presented as a measure of our pro forma financial performance for 2007. Therefore, we believe our rebased data is not a non-GAAP measure as contemplated by Regulation G or Item 10 of Regulation S-K.

The selected financial data contained herein is preliminary and unaudited and subject to possible adjustments in connection with the publication of UPC Holding’s December 31, 2008 consolidated financial statements. In each case, the following tables present (i) the amounts reported by each of our reportable segments for the comparative periods, (ii) the Euro change and percentage change from period to period, (iii) the percentage change from period to period, after removing foreign currency translation effects, and (iv) the percentage change from period to period on a rebased basis. The comparisons that exclude FX assume that exchange rates remained constant during the periods that are included in each table.

Revenue

	Three months ended December 31,		Increase (decrease)		Increase (decrease) excluding FX	Increase (decrease)
	2008	2007	€	%	%	Rebased %
		in millions
UPC Broadband Division:
The Netherlands	€206.3	€197.0	€9.3	4.7%	4.7%	—
Switzerland	182.4	163.4	19.0	11.6%	2.4%	—
Austria	89.7	94.4	(4.7)	(5.0)%	(5.0)%	—
Ireland	61.2	57.3	3.9	6.8%	6.8%	—

Total Western Europe	539.6	512.1	27.5	5.4%	2.4%	2.3%

Hungary	66.3	68.0	(1.7)	(2.5)%	1.6%	—
Other Central and Eastern Europe	159.0	153.0	6.0	3.9%	4.8%	—

Total Central and Eastern Europe	225.3	221.0	4.3	1.9%	3.9%	3.1%

Central and corporate operations	1.5	1.3	0.2	15.4%	15.4%	—

Total UPC Broadband Division	766.4	734.4	32.0	4.4%	2.9%	2.5%

VTR (Chile)	116.2	120.4	(4.2)	(3.5)%	12.0%	12.0%

Total UPC Holding	€882.6	€854.8	€27.8	3.3%	4.2%	3.7%

	Year ended December 31,		Increase (decrease)		Increase (decrease) excluding FX	Increase (decrease)
	2008	2007	€	%	%	Rebased %
		in millions
UPC Broadband Division:
The Netherlands	€803.7	€773.5	€30.2	3.9%	3.9%	—
Switzerland	692.7	637.1	55.6	8.7%	4.9%	—
Austria	365.5	366.9	(1.4)	(0.4)%	(0.4)%	—
Ireland	241.9	224.1	17.8	7.9%	7.9%	—

Total Western Europe	2,103.8	2,001.6	102.2	5.1%	3.9%	3.1%

Hungary	275.6	275.2	0.4	0.1%	0.2%	—
Other Central and Eastern Europe	645.5	587.2	58.3	9.9%	5.9%	—

Total Central and Eastern Europe	921.1	862.4	58.7	6.8%	4.1%	3.5%

Central and corporate operations	6.2	7.4	(1.2)	(16.2)%	(16.2)%	—

Total UPC Broadband Division	3,031.1	2,871.4	159.7	5.6%	3.9%	3.1%

VTR (Chile)	485.0	462.6	22.4	4.8%	11.6%	11.6%

Total UPC Holding	€3,516.1	€3,334.0	€182.1	5.5%	5.0%	4.2%

Operating Cash Flow

	Three months ended December 31,		Increase (decrease)		Increase (decrease) excluding FX	Increase (decrease)
	2008	2007	€	%	%	Rebased %
		in millions
UPC Broadband Division:
The Netherlands	€125.5	€108.2	€17.3	16.0%	16.0%	—
Switzerland	101.0	73.6	27.4	37.2%	26.0%	—
Austria	43.1	42.1	1.0	2.4%	2.4%	—
Ireland	28.7	23.6	5.1	21.6%	21.6%	—

Total Western Europe	298.3	247.5	50.8	20.5%	17.2%	17.2%

Hungary	36.3	34.0	2.3	6.8%	11.0%	—
Other Central and Eastern Europe	79.5	76.2	3.3	4.3%	3.9%	—

Total Central and Eastern Europe	115.8	110.2	5.6	5.1%	6.1%	5.5%

Central and corporate operations	(42.9)	(45.2)	2.3	5.1%	5.1%	—

Total UPC Broadband Division	371.2	312.5	58.7	18.8%	16.5%	16.3%

VTR (Chile)	50.0	49.1	0.9	1.8%	17.9%	17.9%

Total UPC Holding	€421.2	€361.6	€59.6	16.5%	16.7%	16.5%

	Year ended December 31,		Increase (decrease)		Increase (decrease) excluding FX	Increase (decrease)
	2008	2007	€	%	%	Rebased %
		in millions
UPC Broadband Division:
The Netherlands	€464.6	€405.4	€59.2	14.6%	14.6%	—
Switzerland	369.5	306.1	63.4	20.7%	16.5%	—
Austria	185.0	173.5	11.5	6.6%	6.6%	—
Ireland	97.7	76.0	21.7	28.6%	28.6%	—

Total Western Europe	1,116.8	961.0	155.8	16.2%	14.9%	13.9%

Hungary	144.0	138.6	5.4	3.9%	3.9%	—
Other Central and Eastern Europe	333.0	293.9	39.1	13.3%	7.6%	—

Total Central and Eastern Europe	477.0	432.5	44.5	10.3%	6.4%	6.5%

Central and corporate operations	(159.8)	(172.2)	12.4	7.2%	7.2%	—

Total UPC Broadband Division	1,434.0	1,221.3	212.7	17.4%	15.0%	14.2%

VTR (Chile)	200.9	181.4	19.5	10.7%	17.9%	17.9%

Total UPC Holding	€1,634.9	€1,402.7	€232.2	16.6%	15.4%	14.7%

Summary of Third-Party Debt and Cash and Cash Equivalents

The following table details UPC Holding’s consolidated third-party debt and cash and cash equivalents as of the indicated periods:

	As of December 31, 2008	As of September 30, 2008
	in millions
UPC Broadband Holding Bank Facility	€6,323.5	€6,148.0
UPC Holding 7.75% Senior Notes due 2014	500.0	500.0
UPC Holding 8.63% Senior Notes due 2014	300.0	300.0
UPC Holding 8.0% Senior Notes due 2016	300.0	300.0
VTR Bank Facility[12]	333.6	331.0
Other debt, including capital lease obligations	30.7	35.2

Total third party debt	€7,787.8	€7,614.2

Cash and cash equivalents	€108.6	€39.1
Restricted cash[13]	336.0	333.2

Total cash and cash equivalents including restricted cash	€444.6	€372.3

As of December 31, 2008, total third party debt, including other debt and capital lease obligations, was €7,788 million, while cash and cash equivalents (including restricted cash) totaled €445 million. The fourth quarter increase of €174 million in debt is primarily attributable to the €170 million borrowed under Facility L of the UPC Broadband Holding Bank Facility. As of December 31, 2008, UPC Holding had maximum undrawn commitments under Facilities I and L of the UPC Broadband Holding Bank Facility of €223 million, all of which we estimate will be available to borrow upon completion of our fourth quarter bank reporting requirements.

[12]

An amount equal to the outstanding principal and interest balance due under the VTR Bank Facility is held in a cash collateral account that is reflected as restricted cash in our consolidated balance sheet.

[13]	Of this amount, €334 million and €331 million of restricted cash as of December 31, 2008 and September 30, 2008, respectively, relates to our VTR Bank Facility.

The following table details the key terms of the UPC Broadband Holding Bank Facility:

		As of December 31, 2008
Facility	Final maturity	Interest rate[14]	Facility amount		Unused borrowing capacity	Outstanding principal amount
			in millions
Facility I	April 1, 2010	E + 2.50%	€48	[15]	€48	€—
Facility L	July 3, 2012	E + 2.25%	€830		175	655
Facility M	Dec. 31, 2014[16]	E + 2.00%	€3,890		—	3,890
Facility N	Dec. 31, 2014[16]	L + 1.75%	$1,900		—	1,362
Facility O	July 31, 2013	SR + 2.75%	HUF 5,963 / PLN 115		—	50
Facility P	Sept. 2, 2013	L + 2.75%	$512		—	367

Total					€223	€6,324

Covenant Calculations

Based on the results for December 31, 2008 and subject to the completion of fourth quarter bank reporting requirements, the ratio of Senior Debt to Annualized EBITDA (last two quarters annualized), as defined and calculated in accordance with the UPC Broadband Holding Bank Facility, was 3.85x.17 The ratio of Total Debt to Annualized EBITDA (last two quarters annualized), as defined and calculated in accordance with the UPC Broadband Holding Bank Facility was 4.50x.17

Capital Expenditure Summary

The following table provides UPC Holding capital expenditures for the indicated periods:

	Three months ended December 31,		Year ended December 31,
	2008	2007	2008	2007
	in millions
UPC Broadband Division:
The Netherlands	€55.4	€22.0	€157.7	€148.7
Switzerland	45.5	42.3	168.0	153.6
Austria	25.4	15.1	75.3	56.1
Ireland	21.9	22.8	74.8	93.4

Total Western Europe	148.2	102.2	475.8	451.8

Hungary	23.4	10.9	74.5	50.2
Other Central and Eastern Europe	57.2	54.6	217.0	171.2

Total Central and Eastern Europe	80.6	65.5	291.5	221.4

Central and corporate operations	44.2	46.5	99.5	113.6

Total UPC Broadband Division	273.0	214.2	866.8	786.8

VTR (Chile)	27.2	27.7	123.3	115.2

Total UPC Holding	€300.2	€241.9	€990.1	€902.0

[14]

The interest rate references are as follows: (i) E refers to EURIBOR; (ii) L refers to LIBOR; and (iii) for Facility O, the applicable interest payable is 2.75% per annum plus the specified percentage rate (“SR”) per annum determined by the Polish Association of Banking Dealers—Forex Poland or the National Bank of Hungary, as appropriate for the relevant period.

[15]

The total committed facility amount is €250 million, however, €202 million has been novated to Liberty Global Europe B.V., which is a direct subsidiary of UPC Broadband Holding, and therefore, third party commitments were €48 million.

[16]

The final maturity date for Facilities M and N is the earlier of (i) December 31, 2014 or (ii) October 17, 2013, the date falling 90 days prior to the date on which UPC Holding’s existing Senior Notes due 2014 fall due if such Senior Notes have not been repaid, refinanced or redeemed prior to such date.

[17]

Our covenant calculations are based on debt figures which take into account currency swaps. Thus, the debt used in the calculations may differ from the debt balances reported within the financial statements.

Operating Cash Flow Definition and Reconciliation

Operating cash flow is not a GAAP measure. Operating cash flow is the primary measure used by our chief operating decision makers to evaluate segment operating performance and to decide how to allocate resources to segments. As we use the term, operating cash flow is defined as revenue less operating and SG&A expenses (excluding stock-based compensation, related party fees and allocations, depreciation and amortization, and impairment, restructuring and other operating charges or credits as indicated in the following table). We believe operating cash flow is meaningful because it provides investors a means to evaluate the operating performance of our segments and our company on an ongoing basis using criteria that are used by our internal decision makers. Our internal decision makers believe operating cash flow is a meaningful measure and is superior to other available GAAP measures because it represents a transparent view of our recurring operating performance and allows management to (i) readily view operating trends, (ii) perform analytical comparisons and benchmarking between segments and (iii) identify strategies to improve operating performance in the different countries in which we operate. For example, our internal decision makers believe that the inclusion of impairment and restructuring charges within operating cash flow would distort the ability to efficiently assess and view the core operating trends in our segments. In addition, our internal decision makers believe our measure of operating cash flow is important because analysts and investors use it to compare our performance to other companies in our industry. However, our definition of operating cash flow may differ from cash flow measurements provided by other public companies. A reconciliation of UPC Holding’s total segment operating cash flow to operating income is presented below. Operating cash flow should be viewed as a measure of operating performance that is a supplement to, and not a substitute for, operating income, net earnings, cash flow from operating activities and other GAAP measures of income or cash flows.

	Three months ended December 31,		Year ended December 31,
	2008	2007	2008	2007
	in millions
Total segment operating cash flow	€421.2	€361.6	€1,634.9	€1,402.7
Stock-based compensation expense	(6.0)	(14.2)	(34.6)	(55.9)
Related party fees and allocations, net	(2.5)	16.4	13.0	32.3
Depreciation and amortization	(275.5)	(270.1)	(1,093.9)	(1,074.0)
Impairment, restructuring and other operating charges, net[18]	(113.5)	(9.7)	(119.3)	(19.7)

Operating income	€23.7	€84.0	€400.1	€285.4

[18]	During the fourth quarter of 2008, we recorded a €110.9 million charge to impair a portion of the goodwill associated with our Romanian reporting unit.

Operating Data Table

	Operating Data – December 31, 2008 - UPC Holding B.V. Consolidated
	Homes Passed (1)	Two-way Homes Passed (2)	Customer Relationships (3)	Total RGUs (4)	Video					Internet		Telephony
					Analog Cable Subscribers (5)	Digital Cable Subscribers (6)	DTH Subscribers (7)	MMDS Subscribers (8)	Total Video	Homes Serviceable (9)	Subscribers (10)	Homes Serviceable (11)	Subscribers (12)
UPC Broadband Division:
The Netherlands	2,740,000	2,633,900	2,047,200	3,299,300	1,396,400	648,000	—	—	2,044,400	2,633,900	682,500	2,569,900	572,400
Switzerland(13)	1,867,300	1,335,700	1,557,300	2,350,900	1,209,100	347,000	—	—	1,556,100	1,525,700	485,500	1,523,700	309,300
Austria	1,146,500	1,146,500	748,700	1,231,000	383,300	171,700	—	—	555,000	1,146,500	433,900	1,146,500	242,100
Ireland	877,000	513,300	554,900	667,000	217,000	233,100	—	87,200	537,300	513,300	101,900	401,000	27,800

Total Western Europe	6,630,800	5,629,400	4,908,100	7,548,200	3,205,800	1,399,800	—	87,200	4,692,800	5,819,400	1,703,800	5,641,100	1,151,600

Hungary	1,199,800	1,165,900	963,300	1,403,700	593,900	79,400	183,000	—	856,300	1,165,900	321,500	1,168,400	225,900
Romania	2,069,800	1,700,400	1,263,400	1,624,900	998,200	109,900	155,300	—	1,263,400	1,575,000	237,300	1,513,200	124,200
Poland	1,996,700	1,795,800	1,084,300	1,555,800	941,400	79,100	—	—	1,020,500	1,795,800	388,000	1,734,500	147,300
Czech Republic	1,303,200	1,193,400	789,700	1,119,900	265,200	294,000	121,700	—	680,900	1,193,400	312,200	1,180,800	126,800
Slovakia	485,100	394,900	298,900	364,400	225,400	29,300	31,500	5,500	291,700	361,100	53,100	361,100	19,600
Slovenia	224,300	169,000	161,200	241,400	147,200	10,000	—	4,000	161,200	169,000	55,600	169,000	24,600

Total Central and Eastern Europe	7,278,900	6,419,400	4,560,800	6,310,100	3,171,300	601,700	491,500	9,500	4,274,000	6,260,200	1,367,700	6,127,000	668,400

Total UPC Broadband Division	13,909,700	12,048,800	9,468,900	13,858,300	6,377,100	2,001,500	491,500	96,700	8,966,800	12,079,600	3,071,500	11,768,100	1,820,000

VTR (Chile)	2,523,000	1,779,200	1,029,100	2,057,200	532,700	345,200	—	—	877,900	1,779,200	588,700	1,764,400	590,600

Total UPC Holding	16,432,700	13,828,000	10,498,000	15,915,500	6,909,800	2,346,700	491,500	96,700	9,844,700	13,858,800	3,660,200	13,532,500	2,410,600

Footnotes to Operating Data Table:

(1)	Homes Passed are homes that can be connected to our networks without further extending the distribution plant, except for direct-to-home (DTH) and Multi-channel Multipoint (microwave) Distribution System (MMDS) homes. Our Homes Passed counts are based on census data that can change based on either revisions to the data or from new census results. We do not count homes passed for DTH. With respect to MMDS, one MMDS customer is equal to one Home Passed. Due to the fact that we do not own the partner networks (defined below) used by Cablecom in Switzerland (see note 13) or the unbundled loop and shared access network used by one of our Austrian subsidiaries, UPC Austria GmbH (Austria GmbH), we do not report homes passed for Cablecom’s partner networks or the unbundled loop and shared access network used by Austria GmbH.
(2)	Two-way Homes Passed are Homes Passed by our networks where customers can request and receive the installation of a two-way addressable set-top converter, cable modem, transceiver and/or voice port which, in most cases, allows for the provision of video and internet services and, in some cases, telephony services. Due to the fact that we do not own the partner networks used by Cablecom in Switzerland or the unbundled loop and shared access network used by Austria GmbH, we do not report two-way homes passed for Cablecom’s partner networks or the unbundled loop and shared access network used by Austria GmbH.
(3)	Customer Relationships are the number of customers who receive at least one of our video, internet or voice services that we count as Revenue Generating Units (RGUs), without regard to which, or to how many services they subscribe. To the extent that RGU counts include equivalent billing unit (EBU) adjustments, we reflect corresponding adjustments to our Customer Relationship counts. Customer Relationships generally are counted on a unique premise basis. Accordingly, if an individual receives our services in two premises (e.g. primary home and vacation home), that individual will count as two Customer Relationships. We exclude mobile customers from Customer Relationships.
(4)	Revenue Generating Unit is separately an Analog Cable Subscriber, Digital Cable Subscriber, DTH Subscriber, MMDS Subscriber, Internet Subscriber or Telephony Subscriber. A home, residential multiple dwelling unit, or commercial unit may contain one or more RGUs. For example, if a residential customer in our Austrian system subscribed to our digital cable service, telephony service and broadband internet service, the customer would constitute three RGUs. Total RGUs is the sum of Analog Cable, Digital Cable, DTH, MMDS, Internet and Telephony Subscribers. RGUs generally are counted on a unique premise basis such that a given premise does not count as more than one RGU for any given service. On the other hand, if an individual receives our service in two premises (e.g., a primary home and a vacation home), that individual will count as two RGUs. Non-paying subscribers are counted as subscribers during their free promotional service period. Some of these subscribers may choose to disconnect after their free service period. Services offered without charge on a permanent basis (e.g. VIP subscribers, free service to employees) are not counted as RGUs.
(5)	Analog Cable Subscriber is a home, residential multiple dwelling unit or commercial unit that receives our analog cable service over our broadband network. In Europe, we have approximately 535,300 “lifeline” customers that are counted on a per connection basis, representing the least expensive regulated tier of basic cable service, with only a few channels.
(6)	Digital Cable Subscriber is a home, residential multiple dwelling unit or commercial unit that receives our digital cable service over our broadband network or through a partner network. We count a subscriber with one or more digital converter boxes that receives our digital cable service as just one subscriber. A Digital Cable Subscriber is not counted as an Analog Cable Subscriber. As we migrate customers from analog to digital cable services, we report a decrease in our Analog Cable Subscribers equal to the increase in our Digital Cable Subscribers. Individuals who receive digital cable service through a purchased digital set-top box but do not pay a monthly digital service fee are only counted as Digital Cable Subscribers to the extent we can verify that such individuals are subscribing to our analog cable service. We include this group of subscribers in Cablecom’s Digital Cable Subscribers. Subscribers to digital cable services provided by Cablecom over partner networks receive analog cable services from the partner networks as opposed to Cablecom.
(7)	DTH Subscriber is a home, residential multiple dwelling unit or commercial unit that receives our video programming broadcast directly via a geosynchronous satellite.
(8)	MMDS Subscriber is a home, residential multiple dwelling unit or commercial unit that receives our video programming via a multi-channel multipoint (microwave) distribution system.
(9)	Internet Homes Serviceable is a home, residential multiple dwelling unit or commercial unit that can be connected to our networks, or a partner network with which we have a service agreement, where customers can request and receive broadband internet services. With respect to Austria GmbH, we do not report as Internet Homes Serviceable those homes served either over an unbundled loop or over a shared access network.
(10)	Internet Subscriber is a home, residential multiple dwelling unit or commercial unit that receives internet services over our networks, or that we service through a partner network. Our Internet Subscribers in Austria include 84,400 residential digital subscriber line (DSL) subscribers of Austria GmbH that are not serviced over our networks. Our Internet Subscribers do not include customers that receive services from dial-up connections.
(11)	Telephony Homes Serviceable is a home, residential multiple dwelling unit or commercial unit that can be connected to our networks, or a partner network with which we have a service agreement, where customers can request and receive voice services. With respect to Austria GmbH, we do not report as Telephony Homes Serviceable those homes served over an unbundled loop rather than our network.
(12)	Telephony Subscriber is a home, residential multiple dwelling unit or commercial unit that receives voice services over our networks, or that we service through a partner network. Telephony Subscribers exclude mobile telephony subscribers. Our Telephony Subscribers in Austria include 38,500 residential subscribers of Austria GmbH that are not serviced over our networks.
(13)	Pursuant to service agreements, Cablecom offers digital cable, broadband internet and telephony services over networks owned by third party cable operators (partner networks). A partner network RGU is only recognized if Cablecom has a direct billing relationship with the customer. Homes Serviceable for partner networks represent the estimated number of homes that are technologically capable of receiving the applicable service within the geographic regions covered by Cablecom’s service agreements. Internet and Telephony Homes Serviceable with respect to partner networks have been estimated by Cablecom. These estimates may change in future periods as more accurate information becomes available. Cablecom’s partner network information generally is presented one quarter in arrears such that information included in our December 31, 2008 subscriber table is based on September 30, 2008 data. In our December 31, 2008 subscriber table, Cablecom’s partner networks account for 78,900 Customer Relationships, 112,600 RGUs, 45,500 Digital Cable Subscribers, 190,000 Internet Homes Serviceable, 188,000 Telephony Homes Serviceable, 40,900 Internet Subscribers, and 26,200 Telephony Subscribers. In addition, partner networks account for 373,800 digital cable homes serviceable that are not included in Homes Passed or Two-way Homes Passed in our December 31, 2008 subscriber table.

Additional General Notes to Table:

With respect to Chile, residential multiple dwelling units with a discounted pricing structure for video, broadband internet or telephony services are counted on an EBU basis. With respect to commercial establishments, such as bars, hotels and hospitals, to which we provide video and other services primarily for the patrons of such establishments, the subscriber count is generally calculated on an EBU basis by our subsidiaries. EBU is calculated by dividing the bulk price charged to accounts in an area by the most prevalent price charged to non-bulk residential customers in that market for the comparable tier of service. On a business-to-business basis, certain of our subsidiaries provide data, telephony and other services to businesses, primarily in the Netherlands, Switzerland, Austria, Ireland and Romania. We generally do not count customers of these services as subscribers, customers or RGUs.

While we take appropriate steps to ensure that subscriber statistics are presented on a consistent and accurate basis at any given balance sheet date, the variability from country to country in (i) the nature and pricing of products and services, (ii) the distribution platform, (iii) billing systems, (iv) bad debt collection experience and (v) other factors add complexity to the subscriber counting process. We periodically review our subscriber counting policies and underlying systems to improve the accuracy and consistency of the data reported. Accordingly, we may from time to time make appropriate adjustments to our subscriber statistics based on those reviews.

Subscriber information for acquired entities is preliminary and subject to adjustment until we have completed our review of such information and determined that it is presented in accordance with our policies.